EXHIBIT 21



                                  SUBSIDIARIES

     All subsidiaries are 100% owned by Diversified Senior Services, Inc., and do business under their corporate names.

     Residential Properties Management, Inc., a North Carolina corporation

     DSS Funding, Inc., a North Carolina corporation